EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

                Bill McCarthy

                Vice President — Financial Analysis and Investor Relations

                678-518-3278

Neenah Paper Declares Quarterly Dividend

ALPHARETTA, GEORGIA — April 21, 2008 — Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share on the company’s common stock. The dividend is payable on June 3, 2008 to stockholders of record as of close of business on May 9, 2008.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance-based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, Gessner®, JET-PRO® SofStretch™ and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and printing papers. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.